Exhibit 10.9

Addendum No. 1

To the License Agreement of November 16, 2006 (the "Agreement")

between

PARI Pharma GMBH ("PARI")

and

Kamada Ltd ("Kamada")

This Addendum No. 1 to the Agreement (this “Addendum”) is made and entered into as of February 21, 2008 (the "Effective Date") by and between PARI PHARMA GMBH, a German corporation, with a principal place of business at Moosstrasse 3, 82319 Starnberg, Germany ("PARI"), and Kamada Ltd.), an Israeli company with principle offices at 7 Sapir St., Kiryat Weizmann Science Park, Ness-Ziona – ISRAEL ( “Kamada”).

Whereas, Kamada and PARI collaborate in the development of aerosolized use of Kamada's Alpha-1 Antitrypsin drug (AAT, also known as Alpha-1 Proteinase Inhibitor or API) (the "Drug Product") for AAT replacement therapy and treatment of exacerbation caused by AAT deficiency, using PARI's e-Flow based inhalation device, according to a license agreement of November 16, 2006 (the "Agreement"); and

Whereas, the parties wish to extend the said collaboration to two additional indications, namely Cystic Fibrosis and Bronchiectasis (the "Additional Indications");

Therefore, it is agreed as follows:

1.	Unless otherwise expressly stated herein, all capitalized terms used in this Addendum shall have the meanings ascribed to such terms in the Agreement.

2.	The parties shall jointly conduct the clinical development of the Drug Product for use with the Device for the Additional Indications (the "Additional Development"). The allocation of responsibilities between the parties shall be as set forth in the Agreement with respect to the First Two Indications (i.e. – Kamada shall be responsible for the performance of, and supply of the Drug Product for, the clinical trials; PARI shall be responsible for the adjustment of the Device (including, without limitation, for aerosol characterization studies involving the use of the Device as may be required by any Competent Regulatory Authority for the registration of any Product for the Additional Indications), supply of Devices for the Additional Development and technical and regulatory support). For the avoidance of any doubt, it is clarified that the License granted to Kamada pursuant to Section 3.1 of the Agreement, as well as PARI's obligations in Section 3.2 (subject to Section 3.4) of the Agreement, shall apply also to the Additional Indications.

3.	Unless explicitly agreed herein, the terms and conditions of Sections 4.6-4.11 and 5 of the Agreement related to the Project and/or the Budget, except the terms of Section 4.9 relating to the identity of the Project Directors and their replacement procedure, shall not apply to the Additional Indications. Except if otherwise set forth in this Addendum, all other terms and provisions of the Agreement applying to the First Two Indications shall apply, mutatis mutandis, to the Additional Indications too.

4.	Each party shall bear all costs and responsibility related to any modification(s) to its own product (i.e. Kamada – the Drug Product; PARI- the Device), which might be required during the Additional Development. Subject to the foregoing, Kamada shall bear all other out-of-pocket expenses related to the Additional Indications.

5.	PARI shall provide Kamada, at PARI's own cost and expense, with Devices (including, without limitation, the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties), replacement parts and regulatory, R&D and other technical support, as shall reasonably be requested by Kamada and/or any permitted sublicensee thereof for the successful completion of the clinical trials (Phase I, Phase II, Phase III and, if required by a Competent Regulatory Authority, Phase IV) and registration (including any renewals of registration) of any Product for the Additional Indications with any Competent Regulatory Authority, including, without limitation, training of Kamada’s or Kamada’s permitted sublicensee’s sub-contractor’s designated personnel in using the Device during the Product’s clinical trials (phases I, II, III and, if required by a Competent Regulatory Authority, IV), which training shall be reasonable and coordinated in advance with PARI.

The parties estimate that the cumulative quantity of the Device (including the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties) that shall be required for the clinical trials of Products for the Additional Indications is [*****] (of both the Device and the Cleaning Method and/or any accessory based on the Cleaning Method, all upon mutual agreement of the parties) + replacement parts as necessary. This is in addition to the number of Devices that may be required for the clinical development of the Drug Product for the First Two Indications. The foregoing is a non-binding estimation and the parties may, from time to time, discuss and mutually agree on extending the quantity of clinical trial supplies, if needed, to such quantities and timelines as actually required according to the clinical trial plan, including in the event that additional trials are required by any Competent Regulatory Authority.

6.	Kamada shall provide, at its own cost and expense, the Drug Product for the Additional Development.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

7.	During the Royalties Period, PARI shall also provide Kamada and Kamada's sublicensees with post-registration regulatory and technical support with respect to any and all Product(s) registered for the Additional Indications, as may be reasonably requested by Kamada or such sublicensee with respect to the marketing, distribution and sale of such Product(s), worldwide.

8.	As consideration for the extension of the collaboration under the Agreement to the Additional Indications and for the fulfillment of PARI's obligations in connection with the Additional Indications and the Additional Development as indicated above, Kamada shall pay to PARI during the Royalties Period, on a country-by-country basis, Royalties out of Net Sales of the Drug Product for the Additional Indications, according to Section 11.1 of the Agreement. For the purpose of calculating the royalty rate under Section 11.1 of the Agreement, the Net Sales of the Drug Product for all indications shall be aggregated.

9.	Section 8.1 of the Agreement shall be amended to read as follows:
"Kamada shall, or shall direct any permitted Affiliate or any sublicensee of Kamada to, use commercially reasonable efforts to pursue the development, registration, marketing, distribution and sale of the Drug Product (i) for Alpha-1 Antitrypsin deficiency replacement therapy, in the event Kamada selects the same as the first indication included in the First Two Indications, or (ii) for (a) (1) treatment of exacerbations caused by Alpha-1 deficiency and/or (2) Cystic Fibrosis and/or (3) Bronchiectasis and (b) in the event that Kamada does not select Alpha-1 Antitrypsin deficiency replacement therapy as the first indication included in the First Two Indications, Alpha-1 Antitrypsin deficiency replacement therapy, in each case for use with the Device in any country in which Kamada decides to register, market and sell any Drug Product. Notwithstanding option (ii) above, if the annual Net Sales of the Drug Product for treatment of exacerbations caused by Alpha-1 deficiency, Cystic Fibrosis, Bronchiectasis and off-label use, combined, have actually exceeded [*****] in any given year for any of the foregoing indications (i.e. treatment of exacerbations caused by Alpha-1 deficiency, Cystic Fibrosis or Bronchiectasis), then from the beginning of the following year Kamada shall not be obliged to pursue the development, registration, marketing, distribution and sale of the Drug Product for Alpha-1 Antitrypsin deficiency replacement therapy or any additional indication(s) not included in such Annual Net Sales."

10.	Section 21.5.2 of the Agreement shall be amended by deleting the words “June [*****] and inserting instead the words “March [*****]”.

11.	In light of the execution of the Commercialization Agreement entered between the parties simultaneously with this Addendum (the "Commercialization Agreement"), it is agreed to add a new sub-section 21.6A to the Agreement, as follows:
"This Agreement shall be automatically terminated upon the termination of the Commercialization Agreement by Kamada pursuant to the provisions of Sections 2.2(iii) of the Commercialization Agreement".

12.	All other terms and conditions of the Agreement, which are not expressly amended hereby, shall remain unchanged and in full force and effect.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties, each by its duly authorized signatory, have caused this Addendum to be executed as of the Effective Date.

/s/ Martin Knoch	/s/ David Tsur
PARI PHARMA GMBH	Kamada Ltd.
By: Martin Knoch	By: David Tsur
Title: President	Title: CEO

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